SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               TOLL BROTHERS, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                    [INSERT NAME OF FILER WHEN APPLICABLE]
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    22(a)(2) of Schedule 14A
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    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

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
                                    [ LOGO ]
                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006
                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, MARCH 7, 1996
                               ------------------

     The Annual Meeting of Shareholders (the 'Meeting') of Toll Brothers, Inc. (the 'Company') will be held on Thursday, March 7, 1996, at 10:00 a.m., at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, for the following purposes:

          1. To elect two directors to hold office until the 1999 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. (The terms of office of the other five directors do not expire until 1997 or 1998.)

          2. To consider and act upon the selection of Ernst & Young LLP as the Company's independent auditors for the 1996 fiscal year.

          3. To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on January 16, 1996 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                            BRUCE E. TOLL
                                              Secretary

February 6, 1996

                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006
                               ------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 7, 1996
                               ------------------
                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the 'Company'), for use at the Company's Annual Meeting of Shareholders (the 'Meeting'), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to shareholders of the Company (the 'Shareholders') on or about February 6, 1996.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted 'FOR' the nominees of the Board of Directors in the election of the two directors whose terms of office will extend until the 1999 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, and 'FOR' the approval of Ernst & Young LLP as the Company's independent auditors for the current fiscal year ending October 31, 1996.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

     At the close of business on December 31, 1995, there were 33,800,826 shares of the Company's common stock (the 'Common Stock') outstanding. The record date fixed by the Board of Directors for the determination of Shareholders entitled to notice of and to vote at the Meeting is the close of business on January 16, 1996. At the Meeting, such Shareholders will be entitled to one vote for each share of Common Stock owned at the record date. There is no other class of voting securities outstanding. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of Common Stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. In the election of directors, Shareholders entitled to vote will not have cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information as of December 31, 1995 respecting the holdings of: (i) each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                                           PERCENT OF
                                                                  AMOUNT AND NATURE OF       COMMON
NAME OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP(1)     STOCK(1)
--------------------------------------------------------------  ------------------------  -------------
Robert I. Toll................................................            6,388,235(2)(3)        18.7
Bruce E. Toll.................................................            6,340,283(2)           18.6
FMR Corp......................................................            3,373,603(4)           10.0
Wellington Management Company.................................            2,403,178(5)            7.1
Zvi Barzilay..................................................              264,500                 *
Robert S. Blank...............................................               53,500                 *
Richard J. Braemer............................................               63,500                 *
Roger S. Hillas...............................................               68,500                 *
Carl B. Marbach...............................................               51,850(6)              *
Paul E. Shapiro...............................................               24,900                 *
Joel H. Rassman...............................................              125,000                 *
All directors and executive officers as a group (9 persons)...           13,380,268(3)(6)(7)     38.1

------------------
    *  Less than 1%

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)


      (1) Shares issuable pursuant to options exercisable within 60 days of December 31, 1995 are deemed to be beneficially owned; accordingly, information includes the following number of shares of Common Stock underlying options held by the following individuals, and all directors and executive officers as a group: Robert I. Toll and Bruce E. Toll, 346,000 shares each; Mr. Barzilay, 259,000 shares; Messrs. Blank, Braemer and Hillas, 52,500 shares each; Mr. Marbach, 47,500 shares; Mr. Shapiro, 22,500 shares; Mr. Rassman, 125,000 shares; and all directors and executive officers as a group, 1,303,500 shares.
      (2) The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.
      (3) Includes 17,500 shares owned by the Robert and Jane Toll Foundation of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.
      (4) Based on a Schedule 13G of December 31, 1994 which states that the address of FMR Corp. ('FMR') is 82 Devonshire Street, Boston, Massachusetts 02109, that the amount of shares is as of December 31, 1994 and that FMR has sole voting power with respect to 165,963 shares and sole investment power with respect to all shares indicated as beneficially owned by it.
      (5) Based on a Schedule 13G of December 31, 1994 which states that the address of Wellington Management Company ('WMC') is 75 State Street, Boston, Massachusetts 02109, that the amount of shares is as of December 31, 1994 and that WMC has shared dispositive power with respect to all shares indicated as beneficially owned. Includes 2,200,000 shares which are beneficially owned by Vanguard/Windsor Fund, Inc. which has shared dispositive power and sole voting power of the shares beneficially owned by them. The address of Vanguard/Windsor Fund is 222 Bay Street, Suite 900, P.O. Box 9, Toronto, Ontario, Canada M5K1P1.
      (6) Includes 2,350 shares beneficially owned by individual retirement accounts for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's IRA.
      (7) The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined that for purposes of
            Section 16 of the Securities Exchange Act of 1934 and the rules thereunder, and Regulation S-K, that only the Chief Executive Officer, Chief Operating Officer, Executive Vice President, and Senior Vice President and Chief Financial Officer are deemed to be an officer or executive officer of the Company for reporting purposes under such provisions, respectively.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     At the Meeting, the Shareholders will elect two directors to hold office until the 1999 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose terms of office expire at the Meeting are Messrs. Robert I. Toll and Bruce E. Toll.

     The Board of Directors has nominated Messrs. Robert I. Toll and Bruce E. Toll to serve as directors until the 1999 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. Such nominees have indicated a willingness to continue to serve as directors. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted 'FOR' the election of Messrs. Robert I. Toll and Bruce E. Toll.

     The nominees for election as the directors to be elected at the Meeting and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:

                                               DIRECTOR       TERM
NAME                                 AGE         SINCE       EXPIRES               POSITIONS WITH THE COMPANY
---------------------------          ---      -----------  -----------     -------------------------------------------------
Robert I. Toll.............          55          1986         1996          Chairman of the Board of Directors and Chief
                                                                              Executive Officer
Bruce E. Toll..............          52          1986         1996          President, Chief Operating Officer, Secretary and
                                                                              Director
Robert S. Blank............          55          1986         1997          Director
Roger S. Hillas............          68          1988         1997          Director
Paul E. Shapiro............          54          1993         1997          Director
Zvi Barzilay...............          49          1994         1998          Executive Vice President and Director
Richard J. Braemer.........          54          1986         1998          Director
Carl B. Marbach............          54          1991         1998          Director

     Robert I. and Bruce E. Toll, who are brothers, co-founded the Company's predecessors' operations in 1967 and have been members of the Board of Directors since the Company's inception in May 1986. Both are also members of the Stock Option Committee which administers the Company's Amended and Restated Stock Option Plan (1986) (the '1986 Plan'), the Stock Option Committee for the Stock Option and Incentive Stock Plan (1995) (the '1995 Plan'), the Shelf Terms Committee and the Compensation Committee of the Board of Directors. Their principal occupations since the Company's inception have been related to their various homebuilding and other real estate related activities.

     Robert S. Blank became a member of the Board of Directors in September 1986. For more than five years, Mr. Blank has been a partner in Whitcom Partners, a partnership with offices in New York City, which owns and operates newspapers and cable television systems and formerly owned and operated broadcast television stations and radio stations, in some cases in partnership with others. Mr. Blank is a member of the Subordinated Debt-Repurchase Authorization Committee. Mr. Blank is a member of the Board of Directors of Devon Group, Inc. a publicly traded reporting company.

     Roger S. Hillas became a member of the Board of Directors in April 1988. From July 1988 until December 1992, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank, a publicly traded reporting company; since that time, he has been retired. In December 1992, Meritor Savings Bank was taken over by the Federal Deposit Insurance Corporation. Prior to July 1988, Mr. Hillas was chairman of PNC Financial Corp. and of Provident National Bank. Mr. Hillas is a member of the Subordinated Debt-Repurchase Authorization Committee. Mr. Hillas is a member of the Board of Directors of P.H. Glatfelter Company, Consolidated Rail Corporation, VF Corporation and The Bon-Ton Stores, Inc., each of which is a publicly traded reporting company.

     Paul E. Shapiro became a member of the Board of Directors in December 1993 and is a member of the Audit Committee, the Stock Option Committee for the Key Executives and Non-Employee Directors Stock Option Plan (1993) (the '1993 Plan'), the Performance Based Compensation Committee for the 1986 Plan and the Administrative Committee for the Cash Bonus Plan. Since January 1994, Mr. Shapiro has been an Executive Vice President/Chief Administrative Officer/General Counsel of Marvel Entertainment Group, Inc., a publicly traded reporting company. From March 1991 to December 1993, Mr. Shapiro was a shareholder of the West Palm Beach, Florida law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental and was of counsel to that firm until January 1, 1996. From September 1988 to February 1991, Mr. Shapiro was a shareholder in the West Palm Beach, Florida law firm of Shapiro & Bregman, P.A.

     Zvi Barzilay became a member of the Board of Directors in June 1994. Mr. Barzilay joined the Company in 1980 and held the position of Executive Vice President-Operations of the Company from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company.

     Richard J. Braemer became a member of the Board of Directors in September 1986. Since January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard Spahr Andrews & Ingersoll. From May 1992 to December 1993, Mr. Braemer was a shareholder in the Philadelphia law firm of Hangley Connolly Epstein Chicco Foxman & Ewing, P.C. For more than five years prior to May 1992, Mr. Braemer was a shareholder or partner in the Philadelphia law firm of Braemer Abelson & Hitchner, and its predecessors. Mr. Braemer is a member of the Subordinated Debt-Repurchase Authorization Committee. Mr. Braemer is a member of the Board of Directors of Advanta Corp., a publicly traded reporting company.

     Carl B. Marbach became a member of the Board of Directors in December 1991 and is a member of the Compensation Committee, the Audit Committee, the Stock Option Committee for the 1993 Plan the Performance Based Compensation Committee for the 1986 Plan, the Performance Based Compensation Committee for the 1995 Plan, the Shelf Terms Committee and the Administrative Committee for the Cash Bonus Plan. Since January 1995, Mr. Marbach has been President of Internetwork Publishing Corp., an electronic publisher, which he founded. From September 1992 to December 1994, Mr. Marbach was the President of M-2 Systems, Inc., a consulting firm which he founded. For more than five years prior to September 1992, Mr. Marbach had been President of Professional Press, a suburban Philadelphia-based publisher of computer periodicals and books, of which he was the founder.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings (four formal meetings and one telephonic meeting) during the Company's last fiscal year and also acted by unanimous consent in writing. Mr. Barzilay was unable to attend one of the formal meetings and to participate in the telephonic meeting.

     The Board of Directors currently has an Audit Committee, a Stock Option Committee for the 1986 Plan, a Performance Based Compensation Committee for the 1986 Plan, a Stock Option Committee for the 1993 Plan, a Stock Option Committee for the 1995 Plan, a Performance Based Compensation Committee for the 1995 Plan, an Administrative Committee for the Cash Bonus Plan, a Compensation Committee, a Subordinated Debt-Repurchase Authorization Committee and a Shelf Terms Committee. The Audit Committee held two formal meetings during the last fiscal year, which were attended by the Company's independent auditors, to discuss the scope of the annual audit and questions of accounting policy and internal control. The Stock Option Committee for the 1986 Plan held no formal meetings during the Company's last fiscal year but met informally. During the Company's last fiscal year, the Performance Based Compensation Committee for the 1986 Plan, the Stock Option Committee for the 1993 Plan and the Administrative Committee for the Cash Bonus Plan each held one formal meeting and two telephonic meetings. The Performance Based Compensation Committee for the 1995 Plan held one formal meeting during the Company's last fiscal year. The Stock Option Committee for the 1995 Plan, the Compensation Committee, the Subordinated Debt-Repurchase Authorization Committee and the Shelf Terms Committee did not have any meetings in the Company's last fiscal year.

COMPENSATION OF DIRECTORS

     Non-employee directors receive $4,000 for each full-day meeting that they attend, $2,000 for each half-day meeting that they attend, and $1,500 for each telephonic Board of Directors' meeting or committee meeting in which they participate. In addition, each non-employee director receives an annual grant of options for 15,000 shares of the Company's Common Stock under the 1993 Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                VOTING 'FOR' EACH OF THE NOMINEES FOR DIRECTOR.

                                  PROPOSAL TWO
                 APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

     The Company's Board of Directors recommends that the Shareholders consider and approve a proposal to select Ernst & Young LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors for the current fiscal year ending October 31, 1996. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of Shareholders.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR'
               THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY'S
                 INDEPENDENT AUDITORS FOR THE 1996 FISCAL YEAR.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                         ANNUAL COMPENSATION       SECURITIES
                                            FISCAL    -------------------------    UNDERLYING         ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR     SALARY($)   BONUS($)(1)      OPTIONS(#)    COMPENSATION($)(2)
-----------------------------------------  ---------  ---------  --------------  --------------  -------------------
Robert I. Toll...........................    1995     748,804    1,177,198       190,000           7,788
  Chairman of the Board                      1994     691,912      771,444        67,000          11,282
  and Chief Executive Officer                1993     677,960      544,861        59,000          11,315
Bruce E. Toll............................    1995     748,804    1,177,198       190,000           7,788
  President, Chief Operating                 1994     691,912      771,444        67,000          11,282
  Officer and Secretary                      1993     677,960      544,861        59,000          11,315
Zvi Barzilay.............................    1995     515,801      120,000       100,000           7,788
  Executive Vice President(3)                1994     334,242      120,000       100,000          12,602
                                             1993     314,238      335,000       100,000           9,995
Joel H. Rassman..........................    1995     461,908      120,000        50,000           7,788
  Senior Vice President,                     1994     361,164      120,000        50,000          12,610
  Chief Financial Officer                    1993     341,149      215,000        35,000           9,987
  and Treasurer(3)(4)

------------------
(1) Cash bonuses for services rendered in fiscal years 1995, 1994 and 1993 have been listed in the year earned, but were actually paid in subsequent years.
(2) The compensation reported represents the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed.
(3) Due to a change in the Company's methodology of compensating certain executives, the bonuses awarded Messrs. Barzilay and Rassman for fiscal 1994 were reduced to $120,000 each, and their annual salary rate commencing December 30, 1994 was increased to $555,000 for Mr. Barzilay and $485,000 for Mr. Rassman (see note (1) above).
(4) Under the terms of an Agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment or the removal of fringe benefits (as defined), Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended October 31, 1995 to the named executive officers and information relating to all outstanding common shares as of October 31, 1995.

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES
                                NUMBER OF                                                         OF STOCK PRICE
                               SECURITIES       % OF TOTAL                                       APPRECIATION FOR
                               UNDERLYING     OPTIONS GRANTED   EXERCISE                           OPTION TERM
                                 OPTIONS      TO EMPLOYEES IN     PRICE    EXPIRATION   ----------------------------------
NAME                           GRANTED(#)     FISCAL YEAR(3)     ($/SH)       DATE             5%               10%
----------------------------  -------------  -----------------  ---------  -----------  ----------------  ----------------
Robert I. Toll(1)(4)........        30,000         3.17%         11.000      11/01/02    $    157,560     $        377,384
Robert I. Toll(1)(4)........       160,000        16.89          10.875      01/29/05       1,094,277            2,773,112
Bruce E. Toll(1)(4).........        30,000         3.17          11.000      11/01/02         157,560              377,386
Bruce E. Toll(1)(4).........       160,000        16.89          10.875      01/29/05       1,094,277            2,773,112
Zvi Barzilay(2).............       100,000        10.56          9.9375      12/20/04         624,964            1,583,782
Joel H. Rassman(2)..........        50,000         5.28          9.9375      12/20/04         312,482              791,891
All Outstanding Common
  Shares(5).................    33,638,026          N/A             N/A           N/A     218,400,910          671,123,957

------------------
(1) Options granted in fiscal 1995 become fully exercisable on the first anniversary of the date of the grant.
(2) Options granted in fiscal 1995 become exercisable starting on the first anniversary of the grant, with 50% becoming exercisable at that time and with the remaining 50% becoming exercisable on the second anniversary date.
(3) The Company granted options representing 947,200 shares of Common Stock to employees and 75,000 shares to non-employee directors in fiscal 1995.
(4) Issued pursuant to formula grant provisions of the 1986 Plan. In addition, options for 43,000 shares of Common Stock were granted to each of Robert I. Toll and Bruce E. Toll on January 29, 1996 pursuant to formula grant provisions of the 1986 Plan based upon pre-tax return on equity, as defined in the 1986 Plan, of 39% for fiscal 1995.
(5) Illustrates the aggregate appreciation in value of all shares of Common Stock outstanding on October 31, 1995 based on the assumed 5% and 10% rates of appreciation that produced the realizable value of the options granted to executive officers shown in this table (measured from the dates of grant of the options to their expiration, on a weighted average basis).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 1995 and the option values as of the end of that year for the chief executive officer and other executive officers of the Company.

                                                                                                   VALUE OF
                                                                                 NUMBER OF         UNEXERCISED
                                                                                UNEXERCISED        IN-THE-MONEY
                                                                                 OPTIONS AT         OPTIONS AT
                                                                                OCTOBER 31,        OCTOBER 31,
                                                   SHARES                         1995(#)           1995($)(1)
                                                ACQUIRED ON      VALUE         EXERCISABLE(E)     EXERCISABLE(E)
                     NAME                       EXERCISE(#)   REALIZED($)     UNEXERCISABLE(U)   UNEXERCISABLE(U)
----------------------------------------------  ------------  ------------    ----------------   ----------------
Robert I. Toll................................      None          N/A             156,000(E)          576,625(E)
                                                                                  190,000(U)(2)     1,326,250(U)
Bruce E. Toll.................................      None          N/A             156,000(E)          576,625(E)
                                                                                  190,000(U)(2)     1,326,250(U)
Zvi Barzilay..................................     31,000       274,500           187,000(E)          927,750(E)
                                                                                  150,000(U)          893,750(U)
Joel H. Rassman...............................      9,500       106,281            95,000(E)          515,625(E)
                                                                                   75,000(U)          446,875(U)

------------------
(1) Based upon the difference between the exercise price of the option and the closing price of $17.875 per share of the Company's Common Stock as reported on the New York Stock Exchange on October 31, 1995.
(2) See note (4) to table under 'Option Grants in Last Fiscal Year'.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Robert I. Toll, Bruce E. Toll and Carl B. Marbach. Robert I. Toll is the Company's Chairman of the Board and Chief Executive Officer and Bruce E. Toll is the Company's President and Chief Operating Officer. In naming these individuals to the Compensation Committee, the Board decided that salary, bonus and option grants for the Company's Chief Executive Officer and Chief Operating Officer should be determined pursuant to certain objective measurements of the Company's performance and base salary percentage increases for other executives of the Company and that the Company's Chief Executive Officer and Chief Operating Office should have the primary roles in determining compensation for the Company's other executive officers.

     In order to help provide for an orderly market in the Company's Common Stock in the event of the death of either Robert I. Toll or Bruce E. Toll (the 'Tolls'), or both of them, the Company and the Tolls have entered into agreements in which the Company has agreed to purchase from the estate of each of the Tolls $10 million of the Company's Common Stock (or a lesser amount under certain circumstances), at a price equal to the greater of fair market value (as defined) or book value (as defined). Further, the Tolls have agreed to allow the Company to purchase $10 million of life insurance on each of their lives. In addition, the Tolls granted the Company, at no cost to the Company, an option to purchase up to an additional $30 million (or a lesser amount under certain circumstances) of Common Stock from each of their estates. The agreements expire in October 2005.

     In addition to the performance of their duties for the Company, Messrs. Robert I. Toll and Bruce E. Toll have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The Company leases, at what it believes to be competitive market rates certain office space from a business which was 50% owned by Messrs. Robert I. Toll and Bruce E. Toll. During the last fiscal year, the Company paid such business approximately $24,200.

     The Company has engaged the services of a company owned by Robbi Toll, the wife of Bruce E. Toll, the President and Chief Operating Officer of the Company, to perform interior design work for a number of its communities' model homes. The Company paid $382,620 during the last fiscal year to this company for interior design services. The Company believes that these transactions were entered into on a competitive basis.

     During the past fiscal year, the Company purchased seven vehicles with an aggregate purchase price of $140,503 from an auto dealership which was owned by Bruce E. Toll. The Company believes that the purchases were at competitive prices.

     On December 14, 1994, the Company provided Zvi Barzilay a loan of $71,500 at an interest rate per annum that is equal to the Applicable Federal Rate for short-term loans on the last business day of each calendar year that the loan is outstanding. The loan was due on demand by the Company. Under the terms of the loan, Mr. Barzilay pledged as security for the loan 11,000 shares of the Company's Common Stock. Mr. Barzilay repaid the loan in August 1995.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

BASIC POLICY CONSIDERATIONS

     The Company's compensation policies with respect to its executive officers, as established by the Compensation Committee of the Board of Directors, together with the members of the Audit Committee, the Performance-Based Compensation Committee for the 1986 Plan and the 1995 Plan, the Stock Option Committee for the 1993 Plan and the Administrative Committee of the Cash Bonus Plan, (collectively, the 'Compensation Committee' or the 'Committee'), continue to be based on the principles that compensation should, to a significant extent, be reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that the Company may attract, retain and motivate the highest quality individuals to contribute to the Company's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in the Company's financial results or condition, over both the short-term and the long-term, and to assure continued service to the Company. Stock options constitute payment of a significant portion of incentive compensation, which causes the ultimate interests of the executives to be aligned with the interests of the Shareholders in increasing the value of their investment. Each executive officer's compensation is based largely upon both individual and Company performance.

     The compensation program is comprised of two elements: annual salary and possible short-term incentive awards in the form of cash bonuses, and a long-term incentive program (namely, stock options) based on stock ownership and performance. The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive Officer and the Chief Operating Officer are set out below.

ANNUAL COMPENSATION

     For salary levels other than those for the Chief Executive Officer and the Chief Operating Officer, the Committee establishes annual salaries by evaluating individual performance and considering marketplace valuations of comparable executives, although salary determinations have not been based upon any specific constant criteria.

     Executives other than the Chief Executive Officer and the Chief Operating Officer are eligible for annual incentive bonuses granted at the discretion of the Committee. These awards are not intended to be in addition to market level compensation but instead are designed to make a significant part of an executive's annual compensation dependant on the Committee's assessment of the executive's performance. Factors the Committee considers include the Company's overall financial results, as well as the individual's contributions to the Company's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short-term and long-term corporate goals and the executive's role in maximizing Company profitability, managing costs and reducing the impact of economic and demographic restrictions on Company performance. The Committee continues to be cognizant of its competitors' results of operations, including earnings, margins, return on equity and other factors, all of which, when considered in the context of the Company's comparative results, contribute to the determination of compensation for the Company's executives. Since executive performance constitutes such a major factor in the Company's success, such incentive bonuses in prior years generally have represented approximately 30% or more of total annual cash compensation for executive officers; however, in order to remain competitive at the base salary level for executive officers (other than the Chief Executive Officer and Chief Operating Officer) the ratio between salary and bonus was changed in 1994 by shifting a portion of the bonus factor to base salary (see note (3) to table under 'Summary Compensation Table').

LONG TERM COMPENSATION -- STOCK OPTIONS

     The stock option component of the executive officers' compensation package has been designed to provide incentives for the enhancement of shareholder value, since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant and generally vest over a number of years, usually not less than two years, with significant restrictions, for a typical period of three years, on the executive's ability to exercise the options and sell the shares received without the consent of the respective stock option committee. As with the grant of incentive cash bonuses, no constant criteria are used year after year; instead, the Committee makes a determination of the effectiveness of the executive and the level of contributions to the Company's success. Because the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's shares.

1995 COMPENSATION FOR CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER

     Messrs. Robert I. Toll and Bruce E. Toll continued to be viewed by the Board of Directors to have the primary roles in determining compensation for the Company's executive officers other than themselves. Accordingly, the Board decided, in 1990, that salary, bonus and option grants for Messrs. Robert I. Toll and Bruce E. Toll should be determined pursuant to objective measurements, including appropriate performance criteria, in addition to compensation that reflected market rates for comparable executives. Commencing January 1, 1995, the Board of Directors determined that the formula for increasing the base salaries of Messrs. Robert I. Toll and Bruce E. Toll should be based on no less than the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) and no more than the average percentage increase in compensation of the highest five percentage compensation increases of the Company's next ten most highly compensated employees other than Messrs. Robert
I. Toll and Bruce E. Toll for the adjustment year. Cash bonuses for Messrs. Robert I. Toll and Bruce E. Toll in addition to such annual salaries also have been determined since 1990 based on the formula contained in the Company's Cash Bonus Plan approved by shareholders in 1992. Under the Cash Bonus Plan, each of Robert I. Toll and Bruce E. Toll is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year. This method of compensation ties the compensation of these executive officers to the Company's performance. Accordingly, in the past five years, this method generated no bonus in 1991, a substantial bonus in 1992, a bonus in 1993 that was twice the size of the bonus for 1992, a bonus in 1994 that was approximately 42% higher than the bonus for 1993 and a bonus in 1995 that was 53% higher than the bonus for 1994. With respect to stock option grants under amendments to the Company's 1986 Plan approved by shareholders in 1992, in addition to a grant of 30,000 shares on April 6, 1992 and annual grants of 30,000 shares commencing November 1, 1992 and ending on and including November 1, 1995, Messrs. Robert I. Toll and Bruce E. Toll may receive additional option grants only if certain defined targets for the Company's pre-tax return on equity, after-tax return on equity and increase in common stock value, over one year, three year and two year fiscal periods, respectively, are met. In future years, all of these grants, amended as to the number of shares underlying options granted upon achievement of date or performance targets and the vesting of such options, will be governed by provisions of the Company's Stock Option and Incentive Plan (1995) relating to Messrs. Robert I. Toll and Bruce E. Toll, approved by shareholders on March 16, 1995.

                                          COMPENSATION COMMITTEE (As Defined)
                                          OF THE BOARD OF DIRECTORS

                                          Robert I. Toll
                                          Bruce E. Toll
                                          Carl B. Marbach
                                          Paul E. Shapiro

                               PERFORMANCE GRAPH

     The following graph compares the five year cumulative total return of the Company's Common Stock, assuming reinvestment of dividends, with the S & P 500 Index and the S & P Homebuilding Index:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    AMONG TOLL BROTHERS, THE S & P 500 INDEX
                        AND THE S & P HOMEBUILDING INDEX



            Toll Brothers       S & P 500 Index       S & P Homebuilding

10/90           100                  100                      100
10/91           265                  133                      204
10/92           360                  147                      304
10/93           630                  169                      446
10/94           440                  175                      246
10/95           715                  222                      335




*$100 INVESTED ON 10/31/90 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING OCTOBER 31.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, and the regulations thereunder, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the 'reporting persons') to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 1994 through October 31, 1995 were made on a timely basis.

CERTAIN TRANSACTIONS

     The Company entered into an agreement in October 1993 to acquire a parcel of land in Pennsylvania (the 'Parcel') from various persons and entities directly and indirectly related to Robert S. Blank, a director (collectively, 'Sellers'). The purchase price for the Parcel is approximately $7 million net of the Sellers' required contribution towards the cost of a common sewer plant. The Sellers, who had previously owned a 60% interest in the Parcel and adjoining properties, acquired the remaining 40% minority interest in the Parcel and the adjoining properties from a third party in November 1992 after the 40% holder had refused to invest additional funds to pursue needed approvals, which appeared likely to involve litigation. The Sellers' purchase price for the 40% minority interest was based on a value of $5 million for 100% of the Parcel and the adjoining properties. The Company has been advised that no portion of the $2 million price paid by the Sellers for the 40% minority interest was specifically allocated to the Parcel as distinguished from the adjoining properties; moreover, due to differences among the Parcel and the adjoining properties, including a variety of approval problems, which ultimately resulted in litigation only as to the adjoining properties, any attempt to estimate such a specific allocation would be speculative. The transaction was approved by separate actions of both the Audit Committee and the Board of Directors (Mr. Blank having withdrawn from the meetings). The Audit Committee and the Board, basing their determinations upon comparable sales of property in the area, the competitive price for the property compared to market and the attractiveness of the area, for home building purposes, determined that the transaction was fair to the Company and was entered into in good faith. The Company acquired the Parcel in January 1996.

     Ballard Spahr Andrews & Ingersoll, the law firm of which Director Richard
J. Braemer is a partner, acted as counsel to the Company in various matters during fiscal 1995 and was paid aggregate fees of $134,369 during that period.

     For information regarding certain other transactions, see 'Compensation Committee Interlocks and Insider Participation,' elsewhere in this proxy statement.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at the address appearing on the first page of this proxy statement by October 9, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

     The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

     In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO JOSEPH R. SICREE, DIRECTOR OF INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.